Exhibit 99.2

CONCORD DEBT HOLDINGS LLC
RECEIVES $100 MILLION CAPITAL COMMITMENT

Boston, August 4/PRNewswire-FirstCall/ -- Concord Debt Holdings LLC (“Concord”), a joint venture debt platform between Winthrop Realty Trust (NYSE:FUR) and Lexington Realty Trust (NYSE:LXP) formed to originate and acquire real estate securities and real estate related loans, today announced that a subsidiary of Inland American Real Estate Trust Inc. (“Inland American”) has entered into an agreement to contribute up to $100 million in capital over the next 18 months to Concord, with an initial investment of $20 million.  Under the terms of the agreement, additional contributions by Inland American are to be used primarily for the origination and acquisition of additional debt instruments including, whole loans, B notes and mezzanine loans.  Further, provided certain terms and conditions are satisfied, including payment of Inland American’s 10% priority return, both Winthrop and Lexington may elect to reduce their aggregate capital investment in Concord to $200 million through distributions of principal payments from the retirement of existing loans and bonds in Concord’s current portfolio.

Michael L. Ashner, Chief Executive Officer of Winthrop stated “We welcome Inland American’s show of confidence in our platform and investment strategy as well as its capital commitment to Concord which will enable the company to continue to grow and improve its earnings through the acquisition of higher yielding debt investment opportunities reflective of the current real estate loan market.”

Inland American Real Estate Trust, Inc. was represented in the transaction by Inland Institutional Capital Partners Corporation, who specializes in raising private equity and identifying large scale private equity investments for Inland’s real estate companies and REITs.  Further information relating to the investment in Concord will be set forth in Winthrop Realty Trust’s Current Report on Form 8-K and Lexington Realty Trust’s Current Report on Form 8-K, both of which will be filed today with the Securities and Exchange Commission.

About Inland American Real Estate Trust, Inc.

Inland American Real Estate Trust, Inc. is a real estate investment trust focused on the ownership of a diversified portfolio, including retail, office, multi-family, lodging and industrial properties within the United States and Canada.  Inland American acquires assets either directly or by acquiring REITs or other real estate operating companies.  As of March 31, 2008, Inland American owned, directly or indirectly through joint ventures in which it has a controlling interest, 882 properties, representing over 35 million square feet and including 14,472 rooms.  Inland American Real Estate Trust, Inc. is sponsored by an affiliate of The Inland Real Estate Group of Companies, Inc.  For more information about Inland American Real Estate Trust, Inc., please visit www.inland-american.com.

About Lexington Realty Trust

Lexington Realty Trust is a real estate investment trust that owns, invests in, and manages office, industrial and retail properties net-leased to major corporations throughout the United States and provides investment advisory and asset management services to investors in the net lease area. Lexington shares are traded on the New York Stock Exchange under the symbol "LXP". Additional information about Lexington is available on-line at http://www.lxp.com or by contacting Lexington Realty Trust, Investor Relations, One Penn Plaza, Suite 4015, New York, New York 10119-4015.

About Winthrop Realty Trust

Winthrop Realty Trust is a NYSE-listed real estate investment trust (REIT) headquartered in Boston, Massachusetts.  Through its subsidiaries and joint ventures, Winthrop acquires, owns, and manages a portfolio of office, retail, and industrial properties.  Additional information about Winthrop is available on-line at http://www.winthropreit.com or by contacting Winthrop Realty Trust, Investor Relations, 7 Bulfinch Place, Suite 500, Boston, Massachusetts 02114.

 “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  With the exception of the historical information contained in this news release, the matters described herein contain “forward-looking” statements that involve risk and uncertainties that may individually or collectively impact the matters herein described. Forward-looking statements, which are based on certain assumptions and describe Concord's future plans, strategies and expectations, are generally identifiable by use of the words "believes," "expects," "intends," "anticipates," "estimates," "projects" or similar expressions. Concord undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the occurrence of unanticipated events. Accordingly, there is no assurance that Concord's expectations will be realized.

SOURCE Concord Debt Holdings LLC

Contact: Beverly Bergman, Concord Debt Holdings LLC, +1-617-570-4600,
bbergman@firstwinthrop.com.